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                                                                      EXHIBIT 99



                                 [VERITAS LOGO]




            VERITAS ANNOUNCES ACQUISITION OF HAMPSON-RUSSELL SOFTWARE


HOUSTON, TX - AUGUST 21 2002 - Veritas DGC Inc. ("Veritas") (NYSE & TSE: VTS) today announced that it has acquired the geophysical software and services business of Hampson-Russell Software Services Ltd. The transaction closed on August 21, 2002. With corporate headquarters in Calgary, Alberta, Hampson-Russell provides software tools and consulting services for complex seismic data interpretation and reservoir analysis.

"The latest Hampson-Russell products include interpretation tools for multi-component and 4-D seismic data. These new technologies, along with our existing (RC)2 and SURE software suites, represent leading edge techniques that will enable our customers to utilize seismic data to better identify, manage, and exploit increasingly complex reservoirs", said Anthony Tripodo, Executive Vice-President of Veritas.

Dan Hampson, President of Hampson-Russell commented "We have developed great products and have established an excellent reputation in the marketplace. Joining the Veritas team allows us to move to the next level and assures our continued ability to add new products and services to the industry".

Veritas DGC Inc., headquartered in Houston, TX, is a leading provider of integrated geophysical services and reservoir technologies to the petroleum industry worldwide. For more information on the company, visit its Web site at www.veritasdgc.com

Hampson-Russell, headquartered in Calgary, Canada, has been providing innovative geophysical software and services to the oil and gas industry since 1987. For more information on the company and its products, visit its Web site at www.hampson-russell.com


This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from




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what is expressed herein. Factors discussed in Veritas' periodic filings with the SEC, including its Annual Reports on Form 10-K (Veritas), Veritas' most recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, could cause actual results to differ materially from those described in the forward-looking statements. Veritas is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.



For additional information, please contact:

Mindy Ingle, Investor Relations                                  (832) 351-8821
Anthony Tripodo
Rene VandenBrand
Matthew Fitzgerald